UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2004

Lifecore Biomedical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-4136	41-0948334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3515 Lyman Boulevard, Chaska, Minnesota		55318
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-368-4300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2002, Lifecore Biomedical, Inc. (the "Company"), entered into a Revolving Credit and Security Agreement (the "Agreement") with M&I Marshall & Ilsley Bank (the "Bank"). Under the Agreement, the Bank agreed to make advances (the "Advances") to the Company until December 31, 2005 (the "Termination Date") or until an earlier termination date in accordance with in the Agreement, in an aggregate amount not to exceed $5,000,000. The Agreement allows for Advances against eligible accounts receivable and inventories, subject to a borrowing base certificate. The terms of the Agreement require the Company to comply with various financial covenants, including minimum tangible net worth, liabilities to tangible net worth ratio and net income (loss).

On June 27, 2003, certain covenants in the Agreement relating to the required borrowing base and net income levels were amended ("Amendment No. 1").

On November 17, 2004, the Agreement was further amended in order to extend the Termination Date until December 31, 2006 and to amend certain covenants regarding tangible net worth and net income ("Amendment No. 2"). Amendment No. 2 also amended the interest rate provisions of the Agreement to provide that interest will accrue at a fluctuating annual rate equal to either (1) prime rate (which was 5.00% at November 17, 2004) minus 0.50% or (2) LIBOR plus 2.25%, as elected by the Company. At November 22, 2004, there was no balance outstanding under the line of credit and the Company was in compliance with all covenants under the Agreement.

A copy of the Agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended December 31, 2002, and a copy of Amendment No. 1 to the Agreement was filed as Exhibit 10.21 to the Company’s Form 10-K for the fiscal year ended June 30, 2003. The Company expects to file a copy of Amendment No. 2 to the Agreement with its Form 10-Q for the quarterly period ending December 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifecore Biomedical, Inc.

November 22, 2004	By:	Dennis J. Allingham

Name: Dennis J. Allingham
Title: President and Chief Executive Officer